SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                                 (Amendment No. )*

                           Northeast Indiana Bancorp, Inc.
                    ---------------------------------------
                                (Name of Issuer)

                          Common Stock $0.01 Par Value
                    ----------------------------------------
                         (Title of Class of Securities)

                                     664196102
                                    -----------
                                   (Cusip Number)

                                   June 1995
                    ----------------------------------------
              (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [x] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

-----------------------------
CUSIP NO.   664196102
-----------------------------

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1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
  NORTHEAST INDIANA BANCORP, INC.
  EMPLOYEE STOCK OWNERSHIP PLAN
  FIRST BANKERS TRUST COMPANY, N.A., TRUSTEE

 37-1344113

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) [ ]

                                                             (b) [ ]

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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION
    DELAWARE

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      NUMBER OF        5   SOLE VOTING POWER
       SHARES              128,018
                       ----------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             63,719
                       ----------------------------------
        EACH           7  SOLE DISPOSITIVE POWER
      REPORTING            128,018
                       ----------------------------------
       PERSON          8  SHARED DISPOSITIVE POWER
        WITH:              63,719
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            191,737


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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.53%


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12  TYPE OF REPORTING PERSON*
            EP - Filing Pursuant to Rule 13d-1(b)

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


                                  SCHEDULE 13G

Item 1 (a):               Name of Issuer:
--------------------------------------------------------------------------
         Northeast Indiana Bancorp, Inc.

Item 1 (b):               Address of Issuer's Principal Executive Offices:
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         648 North Jefferson Street
         Huntington, Indiana 46750

Item 2 (a):               Name of Person Filing:
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         Northeast Indiana Bancorp, Inc.
         Employee Stock Ownership Plan
         First Bankers Trust N.A., Trustee

Item 2 (b):               Address of Principal Business Office:
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         1201 Broadway
         Quincy, Illinois 62301

Item 2 (c):               Citizenship:
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          Delaware

Item 2 (d):               Title of Class of Securities:
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           Common Stock, $.01 par value

Item 2 (e):                Cusip Number:
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          664196102

Item 3:    Type of Reporting Person:


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         If this statement is filed pursuant to Sections 240.13d-1(b) or
         240.13d-2(b) or (c), check whether the person filing is a:

   (a)[ ]  Broker or dealer registered under Section 15 of the Act (15
           U.S.C. 78o).
   (b)[ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
   (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
   (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
   (e)[ ]  An investment adviser in accordance with Section 240.13d-
           1(b)(1)(ii)(E);
   (f)[x]  An employee benefit plan or endowment fund in accordance with
           Section 240.13d-1(b)(1)(ii)(F);
   (g)[ ]  A parent holding company or control person in accordance with
           Section 240.13d-1(b)(1)(ii)(G);
   (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j)[ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

Item 4:    Ownership:
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Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)     Amount beneficially owned:
                                         191,737
   (b)     Percent of class:
                                         11.53%
   (c)     Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote
                                         128,018
        (ii) Shared power to vote or to direct the vote
                                         63,719
        (iii)Sole power to dispose or to direct the
             disposition of
                                         128,018
        (iv) Shared power to dispose or to direct the
             disposition of
                                         63,719

                                  SCHEDULE 13G


Item 5.    Ownership of Five Percent or Less of a Class:
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     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
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     Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding
          Company:
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       Not Applicable

Item 8.   Identification and Classification of Members of the Group:
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       Not Applicable

Item 9.   Notice of Dissolution of Group:
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       Not Applicable

Item 10.  Certification:
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    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

----------------------
     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Date: February 24, 1999      By:      Northeast Indiana Bancorp, Inc.
                                      Employee Stock Ownership Plan
                                      First Bankers Trust N.A., Trustee

                             Signature:    /s/ Carman Walch
                                        --------------------------------
                             Name/Title:   Carmen Walch
                                           Trustee